EXHIBIT 99.1

American River Bankshares Announces Filing of Registration Statement for the Offering of $22 Million of
Common Stock

Sacramento, CA, October 21, 2009 – American River Bankshares (the “Company”) (NASDAQ-GS: AMRB), the Northern California-based holding company for American River Bank (the “Bank”), announced today that it has filed a registration statement with the Securities and Exchange Commission for the offering of $22 million of its common stock.

The Company expects to sell its common stock in an underwritten public offering with Howe Barnes Hoefer & Arnett, Inc. acting as lead manager and Wunderlich Securities, Inc. serving as co-manager. The purchase price of the common stock will be determined by agreement of the Company and Howe Barnes at the time of the offering. The Company intends to grant the underwriters an option to purchase up to an additional $3.3 million of common stock offered to cover over-allotments, if any.The common stock will be issued pursuant to a prospectus filed as part of the Company’s registration statement under the Securities Act of 1933.

The Company intends to use the net proceeds from the offering for general corporate purposes including organic growth and opportunistic acquisitions.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering will be made only by means of a prospectus which is a part of such registration statement. When available, a copy of the preliminary prospectus may be obtained from Howe Barnes Hoefer & Arnett, Inc. at 222 S. Riverside Plaza, Chicago, Illinois 60606, 1-800-800-4693.

About American River Bankshares
American River Bankshares is the parent company of American River Bank, a community business bank serving the Greater Sacramento Area in California that operates a family of financial services providers, including North Coast Bank in Sonoma County and Bank of Amador in Amador County. For more information, please call (916) 851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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